Exhibit 99.3

Employee FAQ

1)	What was announced today?

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Today we announced that Ebix has entered into a definitive agreement to be acquired by an affiliate of Goldman, Sachs & Co. in a transaction valued at approximately $820 million, including the assumption of any outstanding debt.

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Under the terms of the agreement, Ebix shareholders will receive $20.00 per share in cash. This represents a premium of approximately 18% over Ebix’s average daily closing price over the preceding 30 days.

•	The transaction is expected to close in the third quarter of 2013.

•	At that time, Ebix will become a privately owned company and the company’s shares will no longer be listed on the NASDAQ exchange.

2)	Who is the affiliate of Goldman Sachs?

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The Merchant Banking Division of Goldman Sachs is the primary center for Goldman Sachs’ long term principal investing activity, and has been operated as an integral part of the firm for more than 25 years. The group invests in equity and credit across corporate, real estate and infrastructure strategies.

3)	Why is Ebix entering into this transaction?

•	A Special Committee of the Ebix Board of Directors, comprised entirely of independent directors, considered a number of potential alternatives.

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At the conclusion of the review process, the Ebix Board, on the unanimous recommendation of the Special Committee of the Board, unanimously approved this transaction, which provides significant and immediate value to shareholders.

•	We are confident that as a private company we will be well-positioned to continue to execute on our strategic initiatives and pursue growth opportunities around the world.

4)	Will the management team remain in place?

•	We do not expect any management changes as a result of this transaction.

5)	Will there be any changes for employees as a result of this proposed transaction?

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This transaction should have no impact on our day-to-day operations and Ebix’s focus will remain on delivering the innovative and high-quality products and services to which our customers have become accustomed.

•	It will remain business as usual at Ebix and we are working to make our transition to private ownership as seamless as possible.

6)	Will there be any layoffs or other changes for employees as a result of this transaction?

•	We are not planning any staffing changes or lay-offs as a result of this transaction. Staffing will continue to reflect the needs and opportunities of the Company.

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This transaction should have no impact on our day-to-day operations and Ebix’s focus will remain on delivering the innovative and high-quality products and services to which our customers have become accustomed.

7)	What is a “go-shop”?

•	A “go-shop” period is an amount of time under which the Company can solicit superior proposals from other companies that may be interested in buying Ebix.

•	In this way, Ebix can test the market to ensure it is receiving the best possible offer to acquire the Company.

•	Under the definitive agreement, the Special Committee of the Ebix Board will actively solicit alternative proposals from third parties during a go shop period of 45 calendar days.

•	There can be no assurances that this process will result in any alternative transaction.

8)	How long before the transaction is completed?

•	We anticipate that this transaction will be completed in the third quarter of 2013, subject to antitrust approvals, shareholder approval and other customary closing conditions.

•	Upon closing, Ebix will become a privately owned company and the Company’s shares will no longer be listed on the NASDAQ exchange.

9)	What can we expect in the interim before the transaction is closed?

•	It will remain business as usual at Ebix and we are working to make our transition to private ownership as seamless as possible.

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This transaction should have no impact on our day-to-day operations and Ebix’s focus will remain on delivering the innovative and high-quality products and services to which our customers have become accustomed.

10)	I own Ebix shares. What do I need to do?

•	This is a cash acquisition. Upon meeting all closing conditions, your common shares will be exchanged for $20.00 in cash for each share you own at the close of the transaction.

•	This represents a premium of approximately 18% over Ebix’s average daily closing price over the preceding 30 days.

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Following closing, you will no longer have any ownership interests in the company. Please consult your tax advisor to advise you as to the capital gains and other tax considerations related to this transaction.

11)	Will salaries and benefits be affected? Will 401k or healthcare benefits change?

•	We do not expect any changes in compensation or benefits as a result of this transaction.

•	It will remain business as usual at Ebix and we are working to make our transition to private ownership as seamless as possible.

12)	I have stock options and/or restricted stock. What will happen to them?

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Upon close of the transaction, all unvested restricted stock and stock options will vest immediately. You will have the opportunity to convert your vested equity to cash at a price of $20.00 per share. Please remember that if you are an option holder, the cash received would be equal to $20.00 per share minus the option exercise price, subject to any withholding.

•	The restricted stock and options will be processed at closing. You will receive a separate communication with further information at that time.

13)	What should I say if I’m contacted by media, financial community, or other third parties about the transaction?

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This announcement may attract attention from the media or other interested parties. It is important that we speak with one voice. Please direct all media or third-party inquiries to Investor Relations at steve.barlow@ebix.com or atikkoo@ebix.com.

Additional Information and Where to Find It

In connection with the proposed transaction, Ebix will file with the SEC and furnish to the Company’s shareholders a proxy statement and other relevant documents. This document does not constitute a solicitation of any vote or approval. Shareholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed transaction.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://ebix.com/reports.aspx or by directing a request to: Ebix, Inc., 5 Concourse Parkway, Suite 3200, Atlanta, Georgia 30328, Attn: Investor Relations, (678) 281-2043, IR@ebix.com.

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from shareholders of the Company in favor of the proposed merger transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of the Company in connection with the proposed transaction will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012.